STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LOUDEYE CORP.

The undersigned, Eric S. Carnell, certifies that:

1.	He is a Vice President and the Secretary of Loudeye Corp., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 26, 1998.

3.	Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends ARTICLE IV(A) of this Corporation’s Certificate of Incorporation to read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” Simultaneously with the effective date of the filing of this amendment to the Amended and Restated Certificate of Incorporation (the “Split Effective Date”), each ten shares of Common Stock issued and outstanding or held as treasury  shares immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of Common Stock which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”) subject to the treatment of fractional share interests described below. Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding  shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof (and, where applicable, cash in lieu of fractional shares as provided below). No fractional shares of New Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock. The Corporation shall not recognize on its stock records books any purported transfer of any fractional share of Common Stock of the Corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation’s transfer agent for cancellation, an amount in cash equal to the product of (i) the closing trading price of the Corporation’s Common Stock on the trading date immediately before the Split Effective Date (giving effect to the reverse stock split) and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full  shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of the applicable fraction of one share of New Common Stock. The total number of  shares which the Corporation is authorized to issue is Thirty Million (30,000,000 shares, each with a par value of $0.001 per share. Twenty-Five Million (25,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock.

4.	The foregoing Certificate of Amendment has been duly approved by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Executed at Seattle, Washington on May 22, 2006.

/s/ Eric S. Carnell
Eric S. Carnell, Vice President & Secretary